Exhibit 10.16.13

Form of Performance Share Unit Agreement

(Senior Officer Residing in the United Kingdom)

In Connection with the 2007 Incentive Award Plan

For Awards After October 29, 2008

Name of Performance Stock Unit Recipient:

Number of Target PSUs under the 20     PSU Award:

Grant Date:

Service Date as a Condition to Vesting:

Minimum Service Date as a Condition to Vesting:

Performance Conditions to Vesting:

Performance Period, which may be one or more fiscal years:

Base Year, which is fiscal year preceding performance period:

The terms and conditions applicable to the performance share unit award (“PSU Award” or “Award”) made by Coca-Cola Enterprises Inc. (the “Company”) to employees in the United Kingdom on the Grant Date are described below. This grant was made under the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.	20 Performance Share Unit Award. Your 20 PSU Award is expressed as the number of performance stock units (“PSUs”) that will be earned if the target EPS goal is met, which is your “Target PSU Award”.

2.	Waiver of Conditions to Vesting.

a. Waiver of Service Condition to Vesting – Disability, Redundancy, Compulsory Retirement. Although the performance condition must be satisfied to determine the number of PSUs, if any, that may be earned, the service condition to vesting will be waived upon your termination of employment on account of (i) your Disability, (ii) redundancy (within the meaning of the Employment Rights Act 1996) or (ii) termination of employment with the Company or an Affiliated Company on or after the Compulsory Retirement Age, to the extent permitted under local law, as follows:

i.	For a pro rata portion of your PSU Award, if such event occurs on or after [insert Minimum Service Date] and before [insert second anniversary of Grant Date]. The pro ration fraction is determined by dividing the number of months between the Grant Date and your termination date by 42 (the number of months between the Grant Date and [insert Service Date]). If such termination occurs prior to [insert last day of Performance Period], the pro ration fraction will be applied to your Target Award, and after [insert last day of Performance Period], to the percentage of the Target Award earned.

ii.	For 100% of your PSU Award, if such event occurs on or after [insert second anniversary of Grant Date].

b. Special Vesting in the Event of Your Death or Termination Without Cause Within Two Years Following a Change in Control of the Company. In the event of your death or involuntary termination without Cause within two years following a Change in Control of the Company, your 20     PSU Award will become immediately vested, as follows:

i.	For 100% of your Target PSU Award, if such event occurs prior to [insert last day of Performance Period].

ii.	For 100% of the percentage of the Target Award earned if such event occurs after [insert the last day of Performance Period].

3.	Dividend Equivalents on Your 20 PSU Award. Immediately prior to the distribution of the shares earned under your 20 PSU Award, your PSU account will be credited with dividend equivalent units. The value of these dividend equivalent units will equal the total amount of dividends declared by the Board on a share of the Stock from [insert Grant Date] through the date your PSU Award is paid to you, multiplied by the number of PSUs earned under your 20 PSU Award.

4.	Form and Timing of Payments from Your PSU Account. The Company will distribute a share of Coca-Cola Enterprises Inc. Stock to you (electronically or in certificate form) for each PSU earned under your 20 PSU Award, and it will make a cash payment to you equal to any dividend equivalent units credited under this Award. Your PSU Award will be distributed to you, as follows:

a.	If all or a portion of your PSU Award becomes vested prior to [insert Service Date] pursuant to an event described in Section 2, above, as soon as practicable following such event.

b.	Otherwise, as soon as practicable following [insert Service Date].

5.	Definitions. For purposes of this Award, the following definitions apply:

a.	An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if the Company agrees to this subsequent employment.

b.	“Cause” is defined in the 2007 Incentive Award Plan.

c.	“Change in Control” is defined in the 2007 Incentive Award Plan.

d.	“Compulsory Retirement Age” means age 65, or such other age, when an employee of an Affiliated Company in the United Kingdom shall be required to retire from employment, in the absence of a request to work beyond such age that is approved by such Affiliated Company.

e.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

f.	“Earnings Per Share” or “EPS” means the Company’s diluted earnings per share determined under U.S. Generally Accepted Accounting Principles (GAAP) For purposes of this award, adjustments will be made to the numerator of the EPS calculation, for the following: (i) the impact of utilizing an effective tax rate of 25% for the performance period; (ii) for the performance period only, the impact of changes in the exchange rate between international currencies and the U.S. dollar as compared to [insert Base Year]; and (iii) all of the items listed below (referred to as “Specified Items”) that meet one of the following criteria: (1) the after-tax amount of a single occurrence of a Specified Item exceeds $5 million; or (2) in any one quarter within the fiscal year, the after-tax amount of a series of related Specified Items exceeds $5 million in the aggregate and each individual Specified Item in the series exceeds $2 million.

“Specified Items” are (i) extraordinary items under GAAP and changes in applicable accounting rules; (ii) impairment charges relating to goodwill, franchise, other intangibles, school contracts or other long term assets; (iii) legal settlements and judgments; (iv) insurance proceeds related to losses not recorded in the performance period; (v) the effect of acquisitions or dispositions on current year operations and any resultant gains or losses in accordance with applicable accounting standards, provided the subsidiary involved meets the definition of “significant subsidiary” as defined in Regulation S-X; (vi) gains or losses on sales of long-lived assets and equity investments; (vii) restructuring charges under GAAP and changes in applicable accounting rules; (viii) retained or uninsured losses related to acts of terrorism, product recalls, or natural disasters, including named hurricanes, tornados, fires, etc.; (ix) and the cost related to the early extinguishment or modification of debt. Notwithstanding the foregoing, EPS for the performance period will be certified by the Human Resources and Compensation Committee of the Board (the “Committee”).

6.	Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

7.	Nature of Performance Share Units. Your Performance Share Unit Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms of this Award. The Performance Share Unit Award does not entitle you to vote any shares of the Stock or receive actual dividends. Your Performance Share Unit Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party.

8.	Acknowledgment of Nature of Plan and Performance Share Units. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.	the Award of performance share units is voluntary and occasional and does not create any contractual or other right to receive future Awards of performance share units, or benefits in lieu of performance share units even if performance share units have been awarded repeatedly in the past;

c.	all decisions with respect to this Award and future Awards, if any, will be at the sole discretion of the Company and the performance share units are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	the performance share units and the shares of Stock subject to the performance share units are not intended to replace any pension rights or compensation;

f.	the performance share units and the shares of Stock subject to the performance share units are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, an Affiliated Company or to your employer, and which are outside the scope of your employment contract, if any;

g.	performance share units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h.	neither the Award of performance share units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment with the Company or with your employer or any Affiliated Company;

i.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

j.	if you receive shares of Stock, the value of such shares acquired on vesting of performance share units may increase or decrease in value;

k.	no claim or entitlement to compensation or damages arises from forfeiture of the performance share units resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

l.	in the event of termination of your employment (other than as set forth in Section 2.b.), whether or not in breach of local labor laws, your right to receive and vest in performance share units, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee/Board shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award of performance share units.

9.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), national insurance contributions, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the performance share units, including the grant of the performance share units, the vesting of the performance share units, the conversion of the performance share units into shares of Stock or the receipt of any cash payments, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the performance share units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all Tax-Related Items withholding obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer, or their respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation payable to you by the Company or your employer or from any cash payment received upon vesting of the performance share units. Alternatively, or in addition, the Company or your employer may, in their sole discretion, (1) withhold from proceeds of the sale of shares of Stock acquired upon vesting of the performance share units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), and/or (2) withhold in shares of Stock to be issued upon vesting of the performance share units. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issuable upon vesting of the performance share units, for tax purposes, you are deemed to have been issued the full number of shares subject to the vested performance share units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items. You shall pay to the Company or to your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

10.	United Kingdom Tax Acknowledgment. You agree that if you do not pay or your employer or the Company does not withhold from you the full amount of Tax-Related Items that you owe due to the vesting of the performance share units, or the release or assignment of the performance share units for consideration, or the receipt of any other benefit in connection with the performance share units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to your employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the official rate of HM Revenue and Customs and will be immediately due and repayable by you, and the Company and/or your employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by your employer, by withholding in shares of Stock issued upon vesting and settlement of the performance share units or from the cash proceeds from the sale of such shares or by demanding cash or a cheque from you.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or your employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to above in Section 9 above.

11.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Affiliated Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all performance share units or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, (including outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the performance share units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.	Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14.	Governing Law. The Performance Share Unit Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

15.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the performance share units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

17.	Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR COCA-COLA ENTERPRISES INC. P.O. BOX 723040 USA, ATLANTA, GA 31139-0040 (770) 989-3000